UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)	May 12, 2016

AmTrust Financial Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33143	04-3106389
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

59 Maiden Lane, 43rd Floor, New York, New York	10038
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(212) 220-7120

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.133-4 (c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective May 12, 2016, AmTrust Financial Services, Inc. (the “Company”) entered into Amendment No. 5(“Amendment”) to its Credit Agreement dated September 12, 2014, with JPMorgan Chase Bank, N.A., as Administrative Agent, KeyBank National Association and SunTrust Bank, as Co-Syndication Agents, Lloyds Bank PLC and Associated Bank, as Co-Documentation Agents, and the various lending institutions party thereto (as amended from time to time, the “Credit Agreement”). The Amendment expands the restrictive covenant related to repurchase by the Company of shares of its outstanding common stock to allow for repurchase of up to an aggregate repurchase price of $300 million during the facility term.

The description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01	Other Events.

On April 15, 2016, subject to the Company entering into the Amendment, the Company’s Board of Directors approved an increase to the Company’s existing stock repurchase authorization approved by the Company’s Board of Directors on December 31, 2013 to incorporate the increase permitted by the Amendment. The number, price, structure and timing of the repurchases, if any, will be at the Company’s sole discretion and subject to the limitations imposed by the Amendment. Repurchases will be evaluated by the Company depending on market conditions, liquidity needs and other factors. Further, the purchases will be subject to applicable securities laws and regulations, including Rule 10b5-1 and Rule 10b-18 under the Securities Exchange Act of 1934, as amended. The Board of Directors may suspend, modify or terminate the repurchase program at any time without prior notice. Under this repurchase program, the Company is not obligated to repurchase any particular number of shares.

Item 9.01	Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1
Amendment No. 5, dated May 12, 2016, to the Credit Agreement, dated September 12, 2014, among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, and the various lending institutions party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmTrust Financial Services, Inc.
(Registrant)

Date	May 12, 2016

/s/ Stephen Ungar
Stephen Ungar
Senior Vice President, General Counsel and Secretary